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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Storage Technology Corporation

(Name of Registrant as Specified In Its Charter)

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STORAGE TECHNOLOGY CORPORATION
One StorageTek Drive
Louisville, Colorado 80028
303.673.5151
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	Wednesday, April 27, 2005
Time:	8:00 a.m. Pacific Daylight Time
Place:	Omni San Francisco Hotel

500 California Street
San Francisco, CA 94104
At the meeting, you will be asked to:

1.	Elect seven directors, to serve for a one-year term

2.	Ratify the selection of the independent registered public accounting firm

3.	Consider two stockholder proposals

4.	Consider any other business matters that may properly come before the meeting
Stockholders of record at the close of business on March 4, 2005 are entitled to vote at the Annual Meeting and any adjournment or postponement. The only class of securities eligible to vote at the Annual Meeting is StorageTek’s common stock.
BY ORDER OF THE BOARD OF DIRECTORS
Patrick J. Martin
Chairman, President, and Chief Executive Officer
Louisville, Colorado
March 21, 2005
YOUR VOTE IS IMPORTANT
We invite each of you to attend the Annual Meeting, but regardless of whether you attend, we urge you to vote in advance. You may use the Internet, telephone, or proxy card to vote in advance.

PROXY STATEMENT

STORAGE TECHNOLOGY CORPORATION
One StorageTek Drive
Louisville, Colorado 80028
303.673.5151
PROXY STATEMENT
As a stockholder of Storage Technology Corporation, you have the right to vote on certain matters affecting the company. This Proxy Statement discusses the proposals you are voting on this year at the 2005 Annual Meeting of Stockholders, to be held on Wednesday, April 27, 2005, at 8:00 a.m. Pacific Daylight Time at the Omni San Francisco Hotel, 500 California Street, San Francisco, CA 94104.
Your proxy for the 2005 Annual Meeting of Stockholders is being solicited by the Board of Directors of Storage Technology Corporation. This Proxy Statement, a proxy card, and the Annual Report on Form 10-K for the fiscal year 2004 are first being mailed to the stockholders beginning on or about March 21, 2005.
In this Proxy Statement, we may refer to Storage Technology Corporation as “StorageTek,” “we,” “us,” “our,” or the “company.” We may also refer to the 2005 Annual Meeting of Stockholders as the “Annual Meeting” and to a stockholder as “you.”
VOTING PROCEDURES
Who May Vote
The only class of securities eligible to vote at the Annual Meeting is StorageTek’s common stock. You may vote your StorageTek common stock if you owned the shares at the close of business on March 4, 2005, our record date. At the close of business on that day, 107,050,387 shares were outstanding and entitled to vote. For each share of common stock you own, you may cast one vote for each nominee for director, and one vote for each of Proposals 2, 3, and 4. Stockholders do not have cumulative voting rights.
Voting Procedures for Record Holders
If you hold a stock certificate in your name for StorageTek’s common stock, you are the owner of record. If you attend the meeting, you may vote in person. If you want to vote by proxy, there are three ways you may vote, each of which is valid under Delaware law, our state of incorporation:

1.	Access the Internet address on the proxy card and follow the instructions at that site

2.	Call the toll-free telephone number listed in the voting instructions attached to the proxy card and follow the telephone prompts OR

3.	Complete, sign, date, and return the enclosed proxy card
      Please have the voting form in hand when voting by Internet or telephone.
Voting Procedures for Shares in Street Name
If your shares of StorageTek common stock are held in the name of a brokerage house or financial institution, you are a beneficial owner and the brokerage house or the financial institution holding your shares is the record holder. This is often referred to as being held in “street name.” You must follow the voting directions given by the brokerage or financial institution. If you hold shares in street name and you intend to vote at the Annual Meeting, you must bring an executed Power of Attorney or proxy in your name that has been signed by the record holder. Contact your broker or financial institution for this information.

Voting of Proxies
If you vote by proxy prior to the Annual Meeting, your shares will be voted as you instruct. If you vote by proxy, but do not indicate a vote on a particular proposal, your shares will be voted FOR all of the nominees for director set forth in this Proxy Statement, FOR Proposal 2 (to ratify the selection of the independent registered public accounting firm), AGAINST Proposal 3 (stockholder proposal regarding cumulative voting), and AGAINST Proposal 4 (stockholder proposal regarding counting of abstentions), and in accordance with the recommendation of the Board of Directors on any other matters properly brought before the meeting.
Revoking or Changing Your Vote
You may revoke your proxy or change your vote at any time before the final vote at the Annual Meeting. If you are the owner of record, you may do this by:

1.	Giving written notice of revocation to the Corporate Secretary, Storage Technology Corporation, One StorageTek Drive, Louisville, Colorado 80028-4309

2.	Signing another valid proxy bearing a later date

3.	Voting at a later date by telephone or by using the Internet OR

4.	Voting in person at the meeting
If you hold stock in street name, you must contact your broker or financial institution for information on how to revoke your proxy or change your vote.
Solicitation of Proxies
We have retained Georgeson Shareholder Communications Inc. to solicit proxies at a cost of approximately $7,500, plus certain out-of-pocket expenses. If we request Georgeson to perform additional services, Georgeson will bill us at its usual rates. StorageTek has agreed to indemnify Georgeson against certain liabilities arising out of or in connection with its services. In addition, we will reimburse intermediaries for their expenses in forwarding solicitation materials to beneficial owners. Certain directors, officers, and other employees may make further solicitation for which they will receive no additional compensation. This solicitation may be by telephone, mail or other means of communication. We will bear the costs of the solicitation.
Vote Required for Approval of Proposals
Directors are elected by a plurality. The seven persons who receive the highest number of FOR votes will be elected as directors. A vote to WITHHOLD FROM any director will be counted for purposes of determining the votes present, but will have no other effect on the outcome of the vote regarding the election of directors.
To be approved, Proposals 2, 3, and 4 will each require the affirmative vote of a majority of the shares of common stock represented at the meeting at which a quorum is present and entitled to vote on the issue.
Quorum and Treatment of Certain Votes
A quorum must be present in person or represented by proxies in order for us to conduct business at the Annual Meeting. A quorum consists of a majority of the shares of common stock issued and outstanding (which excludes treasury stock) on March 4, 2005, our record date. All shares that are voted FOR, AGAINST, ABSTAIN, or WITHHOLD FROM any matter will count for purposes of establishing a quorum.
Abstentions on Proposals 2, 3, and 4 will count as votes present at the meeting and will have the same effect as votes against a matter.

On certain proposals— called discretionary proposals— a brokerage firm or financial institution may vote shares that it holds on behalf of beneficial owners even if the beneficial owners do not direct them as to how to vote.
Based upon New York Stock Exchange (“NYSE”) rules, the principal exchange on which our common stock is traded, Proposal 1, election of directors, and Proposal 2, to ratify the selection of the independent registered public accounting firm, are discretionary proposals. Unless the beneficial owner provides voting instructions to the record holder at least 10 days prior to the Annual Meeting, the record holder (a brokerage or financial institution) may vote the shares of common stock held in street name, as it deems appropriate on these two matters.
Under the NYSE rules, Proposal 3 (stockholder proposal regarding cumulative voting), and Proposal 4 (stockholder proposal regarding counting of abstentions), are not discretionary, and brokerage firms and financial institutions may not vote shares held in street name on these proposals without specific instructions from the beneficial owners.
The term “broker non-votes” refers to shares held in street name that are not voted on a particular matter. Broker non-votes generally occur because the beneficial owner did not give any instructions to the broker on how to vote on a non-discretionary matter. We intend to count broker non-votes as votes present for the purpose of determining a quorum, but such shares will not be considered entitled to vote on such matters, and will have no effect on the outcome of the vote thereon.
Delivery of Voting Materials to Stockholders Sharing an Address
If you and other residents of your mailing address have the same last name and hold shares of common stock in different accounts at one brokerage house or financial institution, you should receive only one Proxy Statement and Annual Report on Form 10-K, unless you have requested otherwise. A separate proxy card is included in the voting materials for each of these accounts. The practice of sending only one annual report and proxy statement to a single address is called “householding.”
If you share an address with another stockholder and have received only one Proxy Statement and Annual Report on Form 10-K, you may request a separate set of these documents by contacting our Investor Relations department by phone, e-mail or mail as follows:

Phone:	1.800.785.2217
E-mail:	ask stk@storagetek.com
Address:	Investor Relations

Storage Technology Corporation

One StorageTek Drive
Louisville, Colorado 80028-4315
If you wish to withhold your consent to our householding program, call 1.800.542.1061 on a touch-tone phone. When calling to withhold consent, have in hand the voting instruction forms for each account for which you wish to revoke your consent.
Electronic Delivery of Voting Materials
With your consent, we can offer you the ability to view our proxy statements, annual reports and related materials on-line rather than receiving these documents in the mail. If you vote by the Internet, you will be given the opportunity to consent to electronic delivery at the time you vote. Follow the prompts on the website to make this election. If you are not voting by the Internet and would still like to receive electronic delivery, follow these steps:
If you hold a stock certificate:

1.	Log onto the Internet at www.amstock.com

2.	Click on “SHAREHOLDER ACCOUNT ACCESS”

3.	Insert your 10-digit account number and Social Security Number; click “Submit”

4.	On the left-hand side of the screen, click on “RECEIVE COMPANY MAILINGS VIA E-MAIL”

5.	Provide your e-mail address; click “GO”
If you hold stock at a brokerage firm:

1.	Log onto the Internet at www.icsdelivery.com

2.	Click on the first letter of your brokerage firm’s name

3.	Select your broker/financial institution by clicking on the name listed on the right

4.	Complete all of the steps outlined on the website
Other Information
Our Annual Report on Form 10-K for the fiscal year 2004 is being mailed to stockholders along with this Proxy Statement. Stockholders may request another free copy of the 2004 Form 10-K and other financial information by contacting StorageTek Investor Relations as follows:

Phone:	1.800.785.2217
E-mail:	ask stk@storagetek.com
Address:	Investor Relations

Storage Technology Corporation

One StorageTek Drive
Louisville, Colorado 80028-4315
Alternatively, current and prospective investors can access the 2004 Form 10-K and other financial information on the Investors pages of our company website at www.storagetek.com.
CORPORATE GOVERNANCE
We are committed to good business practices and strong corporate governance. Our Board of Directors (“Board”) has adopted Corporate Governance Guidelines that address the selection of directors, Board leadership, director responsibility, meeting procedures, Board committees, director orientation and education, management evaluations and succession, stock ownership guidelines, and director compensation. Additionally, each of the standing Board committees operates under a charter approved by our Board that satisfies the applicable requirements of the NYSE.
Our Board has approved the StorageTek Code of Business Conduct and Ethics, which addresses, among other things, conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and use of company assets, compliance with laws (including insider trading laws), and reporting of unethical behavior. The Code of Business Conduct and Ethics is applicable to our directors, officers, and all other employees. Finally, our Board, with input from our Governance and Nominating Committee, approves, and revises as necessary, our policies regarding the authority to execute agreements on behalf of StorageTek.
In addition, our Audit Committee has approved the StorageTek Finance Code of Ethics which requires honest and ethical business conduct; full, fair, accurate, and timely financial disclosures; compliance with all laws, rules, and regulations governing our business; and prompt internal reporting of any violations of the code. The Finance Code of Ethics is applicable to our Chief Executive Officer, Chief Financial Officer, Corporate Controller, and all finance employees. We intend to satisfy the disclosure requirements under Item 10 of Form 8-K regarding any amendment to or waiver of the Finance Code of Ethics with respect to our Chief Executive Officer, Chief Financial Officer, Corporate Controller, and persons performing similar functions, by posting such information on the Investors pages of our company website at www.storagetek.com. Our Audit Committee has also approved a process (including an anonymous telephone hotline) by which employees and other interested persons may submit a complaint or register a concern regarding questionable accounting or audit matters to the Director of Internal Audit or the Audit Committee. The Audit Committee oversees this process.
Any stockholder or interested party who wishes to communicate with the directors, either individually or as a group, may do so by writing in care of the Corporate Secretary, Storage Technology Corporation, One StorageTek Drive, Louisville, Colorado 80028-4309. The Corporate Secretary will review, sort, and summarize the communications received and will deliver such communications and the summary to the directors at their next scheduled meeting conducted in-person or earlier if necessary, based upon the nature of the communication. The Corporate Secretary will not filter out any communications unless: (a) the directors have instructed the Corporate Secretary concerning the filtering to be applied or the level of detail to be provided; and (b) any communications that have been filtered out or summarized are made available to any director who wishes to review them.
Our Corporate Governance Guidelines, the charters for each standing Board committee, the Code of Business Conduct and Ethics, and the Finance Code of Ethics are posted on the Investors pages of our company website at www.storagetek.com. A copy of any of this information is available in print to any stockholder who requests it. Please address your request to Investor Relations, Storage Technology Corporation, One StorageTek Drive, Louisville, Colorado 80028-4315.
BOARD OF DIRECTORS AND COMMITTEES
Board of Directors

Independence and Meetings
Independence. Our Board determines annually whether a director qualifies as independent. Our Board has affirmatively determined that none of our non-employee directors has a material relationship with StorageTek and that each of our non-employee directors (James R. Adams, Charles E. Foster, Mercedes Johnson, William T. Kerr, Robert E. Lee, and Judy C. Odom) is independent. Our Board uses the NYSE Corporate Governance Standards as its standard for independence. In assessing whether a material relationship exists between a director and StorageTek, the Board questions each director to determine whether any potential issues exist and then considers any issues from the standpoint of both the director and the person(s) or organization(s) with which the director has an affiliation. Our Board determined that a family relationship between one of our directors and a non-officer employee of StorageTek did not affect the director’s independence, in part because the family member earned less than $100,000 during any 12-month period within the last three years. (See “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS; Transactions with Management.”)
One of our directors, Patrick J. Martin, is not independent because he is our Chairman of the Board, President, and Chief Executive Officer.
Meetings and Attendance. The Board met eight times in 2004 and acted twice by unanimous written consent. Each current director attended at least 75 percent of all Board and applicable committee meetings held during 2004. It is our policy to schedule a Board meeting on the date of the Annual Meeting of Stockholders. Our Corporate Governance Guidelines provide that directors should attend the Annual Meeting. All of the directors attended the 2004 Annual Meeting.
The non-employee directors have regularly scheduled executive sessions at which they meet without the attendance of management. These executive sessions generally occur before or after a regularly scheduled Board meeting. The chair for these executive sessions rotates among the committee chairs.
Director Compensation
Our compensation for non-employee directors includes: (a) annual director and committee chair retainers; (b) meeting fees; (c) stock options; and (d) reimbursements for business travel. In 2004, the Board, with input from an outside compensation consultant, reviewed industry trends in board compensation and assessed the competitiveness of StorageTek’s then-current program to the market. As a result, in order to attract and retain high quality directors, the Board approved increases in certain retainer fees and stock options, to be effective in 2005. This was the first increase in the annual retainer for StorageTek’s non-employee directors since 1994 and the first change in equity compensation for StorageTek’s non-employee directors since 1999. The details of our non-employee director compensation are as follows:

	2004		2005

Annual Retainer	$27,000		$35,000
Audit Committee Chair	$5,000		$10,000
Committee Chair (other than Audit)	$5,000		$5,000
Meeting Fees	$1,000		$1,000
Stock Option Shares Granted Annually	4,000	(1)	7,500	(2)(3)
Stock Option Shares Granted on Initial Election	29,000	(4)	29,000	(3)

(1)	Directors with 11 or more years of service received 5,000 stock option shares annually.

(2)	One-third of these stock option grants will vest on each of the first three anniversaries of the grant date.

(3)	The Board of Directors retains the authority to establish the number of stock option shares and the vesting schedule on a case-by-case basis.

(4)	Approximately 16 percent of the shares vest six months from the date of grant; approximately 16 percent of the shares vest on each of the first three anniversaries of the date of grant; and approximately 12 percent of the shares vest equally on the fourth, fifth, and sixth anniversaries of the date of grant. The options will become fully exercisable upon a director’s retirement, defined as age 70 or older and at least 10 years of service as a director.
Our non-employee directors may also receive limited reimbursement for: (a) certain medical coverage and dental expenses; and (b) travel expenses for spouses to accompany them at StorageTek business functions.
Non-employee directors have the option to receive their retainers and fees in cash, defer receipt of all or a portion of them into StorageTek’s deferred compensation plan or receive all or a portion of them in the form of shares of StorageTek common stock or common stock equivalents.
Non-employee directors may also be paid a fee of $1,000 per day plus expense reimbursement for additional director-related services that are requested by the Chairman of the Board. In 2004, one former director received $12,000 for such services during the time he was a director.
StorageTek has entered into indemnification agreements with each of the directors, pursuant to which StorageTek agrees to indemnify the director against: (a) expenses, judgments, and settlements paid in connection with third-party claims; and (b) expenses and settlements paid in connection with claims in the right of StorageTek, in each case provided that the director acted in good faith. In addition, StorageTek agrees to indemnify each director to the extent permitted by law against all expenses, judgments, and amounts paid in settlement unless the director’s conduct constituted a breach of his or her duty of loyalty to the stockholders. Subject to the director’s obligation to pay StorageTek in the event that he or she is not entitled to indemnification, StorageTek will pay the expenses of the director prior to a final determination as to whether the director is entitled to indemnification.

Committees of the Board of Directors
The Board has a standing Audit Committee, Governance and Nominating Committee, and Human Resources and Compensation Committee, each of which is comprised solely of independent directors. All standing committees are composed of at least three independent directors.

			Governance and		Human Resources
			Nominating		and Compensation
Director Name	Audit Committee		Committee		Committee

James R. Adams	X	(1)	X
Charles E. Foster			X		X
Mercedes Johnson	X
William T. Kerr			X	(1)	X
Robert E. Lee			X		X	(1)
Patrick J. Martin
Judy C. Odom	X

(1)	Serves as Committee chair.
Audit Committee
The Audit Committee met 12 times in 2004. The Audit Committee is comprised solely of independent directors as defined by the NYSE Corporate Governance Standards. The Board has determined that each member of the Audit Committee is financially literate under the NYSE standards and at least one of the members of the Audit Committee has accounting or related financial management expertise. In addition, the Board has determined that each of Mr. Adams and Mmes. Johnson and Odom is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K. The Audit Committee’s duties are set forth in its charter which is included as Appendix A to this Proxy Statement and can also be found on the Investors pages of the StorageTek website at www.storagetek.com.
Among its duties, the Audit Committee:

•	Assists the Board in its oversight of the integrity of our financial statements and our compliance with legal and regulatory requirements
•	Prepares the Report of the Audit Committee that begins on page 11 of this Proxy Statement
•	Appoints, retains, compensates, evaluates, and terminates a firm of independent accountants to audit our annual financial statements
•	Reviews the independence and qualifications of the independent accountants on an annual basis
•	Pre-approves all non-audit work by the independent accountants
•	Reviews the audit plans and results of audits performed by the independent accountants
•	Recommends to the Board whether to include audited financial statements in our Annual Report on Form 10-K
•	Monitors our financial reporting activities, including the appropriateness of our significant accounting estimates and assumptions
•	Reviews the audit plans and findings of the internal audit department
•	Reviews our systems of disclosure controls and procedures and internal control over financial reporting
Governance and Nominating Committee
The Governance and Nominating Committee met nine times in 2004. The Governance and Nominating Committee is comprised solely of independent directors as defined by the NYSE Corporate Governance Standards. The Governance and Nominating Committee’s duties are set forth in its charter which can be found on the Investors pages of the StorageTek website at www.storagetek.com.

Among its duties, the Governance and Nominating Committee:

•	Reviews, on at least an annual basis, the appropriate skills and characteristics required of directors and the composition of the Board as a whole
•	Recommends to the Board

-	potential candidates for election to the Board
-	the size, composition, organization, and structure of the Board
-	membership of Board committees

•	Has sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve any such search firm’s fees and other retention terms
•	Reviews corporate governance issues
•	Reviews Board performance
Nominating Directors. The Governance and Nominating Committee will consider qualified nominees recommended by stockholders. These recommendations should be directed to the Chair of the Governance and Nominating Committee, Storage Technology Corporation, One StorageTek Drive, Louisville, Colorado 80028-4309. Nominees for director who are recommended by our stockholders will be evaluated in the same manner as any other nominee for director. The Governance and Nominating Committee will determine whether to include any stockholder-proposed nominee in its recommended slate of director candidates.
Under our bylaws, you may make nominations for director at this Annual Meeting, but only if written notice of your intent is received by us by March 31, 2005. Written notice should be addressed to the Secretary, Storage Technology Corporation, One StorageTek Drive, Louisville, Colorado 80028-4309. Your notice must include: (a) the name, age, business address, and residence address of the nominee; (b) the principal occupation or employment of the nominee; (c) the class and number of shares of StorageTek stock which are owned by the nominee; and (d) any other information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors under applicable federal securities law. You must also include your name, address, and number of shares of StorageTek common stock that you beneficially own.
Director Qualifications. The Governance and Nominating Committee identifies, investigates, and recommends prospective directors to the Board with the goal of creating a balance of diverse professional backgrounds, experience, and expertise. Directors should have the education, experience, intelligence, independence, fairness, reasoning, and judgment to lead our company.
Nominees for director should have the following qualifications:

•	A high degree of leadership experience in a complex organization such as a corporation, university, foundation, professional organization or governmental unit
•	Experience and achievements that demonstrate the ability to make good business judgments
•	Highly regarded personal and professional reputation
•	Highly accomplished in their respective professional field
•	A willingness to devote the necessary time to the work of the Board and its committees
In evaluating a candidate, the Governance and Nominating Committee will assess a nominee’s independence and evaluate whether the nominee’s skills are complementary to the existing directors’ skills and the Board’s needs for operational, management, financial, marketing, manufacturing, and other expertise. Additionally, the Governance and Nominating Committee considers diversity, skills, and such other factors as it deems appropriate given current needs. Exceptional candidates who do not meet all of these criteria may still be considered. The Governance and Nominating Committee engages the services of a professional search firm to identify and evaluate potential director candidates.
Human Resources and Compensation Committee
The Human Resources and Compensation Committee (the “Compensation Committee”) met nine times in 2004. The Compensation Committee is comprised solely of independent directors as defined by the

NYSE Corporate Governance Standards. The Compensation Committee’s duties are set forth in its charter which can be found on the Investors pages of the StorageTek website at www.storagetek.com.
Among its duties, the Compensation Committee:

•	Determines total compensation for the executive officers, including the Chief Executive Officer
•	Evaluates the performance of executive management
•	Prepares the Report of the Human Resources and Compensation Committee on Executive Compensation that begins on page 26 of this Proxy Statement
•	Reviews compensation policies for the executive officers and other employees
•	Has sole authority to retain and terminate any compensation consultant used to assist in the evaluation of the compensation of directors, the Chief Executive Officer or executives, including sole authority to approve any such consulting firm’s fees and other retention terms
•	Administers and determines awards under equity and bonus programs
PROPOSAL 1.     TO ELECT SEVEN DIRECTORS
Directors are elected at the Annual Meeting to hold office until the next Annual Meeting or until their respective successors are elected and qualified. The Board has set the number of directors at seven. Nominees for director this year are: James R. Adams, Charles E. Foster, Mercedes Johnson, William T. Kerr, Robert E. Lee, Patrick J. Martin, and Judy C. Odom.
The nominees are current directors and each has consented to serve a one-year term. If, at or prior to the time of the Annual Meeting, one or more of the nominees becomes unavailable to serve, any shares represented by a proxy will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Board.
The Board of Directors unanimously recommends a vote FOR the election of each of the named nominees.
Nominees for Director
James R. Adams
Director since 1999. Age 65. Chairman of the Board, Texas Instruments, a semiconductor, tools and software company, 1996 to 1998; Group President, SBC Communications Inc., a communications company, 1992 to 1995; President and Chief Executive Officer, Southwestern Bell Company, 1988 to 1992. Director, Texas Instruments.
Charles E. Foster
Director since 2002. Age 68. Chairman of the Board, Prodigy Communications Corporation, an Internet services provider, 2000 to 2001; President and Chief Executive Officer, Prodigy Communications Corporation, 2000 to 2001; Group President, National Operations, SBC Communications Inc., a communications company, 1995 to 2000. Director of Amdocs Limited and an advisory director at the San Antonio, Texas office of JPMorgan Chase & Co.
Mercedes Johnson
Director since 2004. Age 51. Senior Vice President, Finance, LAM Research Corporation, a semiconductor processing equipment company, 2004 to 2005; Senior Vice President, Finance and Chief Financial Officer, Lam Research, 1997 to 2004; Vice President and Worldwide Operations Controller, Applied Materials, a semiconductor processing equipment company, 1994 to 1997; Senior Director and Worldwide Business Operations Controller, Applied Materials, 1993 to 1994; other finance management positions, Applied Materials, 1986 to 1993.

William T. Kerr
Director since 1998. Age 63. Chairman and Chief Executive Officer, Meredith Corporation, a media and marketing company, since 1998; President and Chief Executive Officer, Meredith Corporation, 1997; and President and Chief Operating Officer, Meredith Corporation, 1994 to 1996. Director, Meredith Corporation, Principal Financial Group, and Maytag Corporation. Mr. Kerr’s current employment agreement with Meredith Corporation expires on June 30, 2006, at which time he plans to retire as a full-time employee.
Robert E. Lee
Director since 1989. Age 69. President, Glacier Properties, Inc., a private investment firm, since 1986; Executive Director Emeritus, The Denver Foundation, a community foundation, since 1996; Executive Director, The Denver Foundation, 1989 to 1996; previously Chairman, First Interstate Bank of Denver. Director, Meredith Corporation, ING North American Insurance Holdings, Inc., Financial Investors Trust, Financial Investors Variable Insurance Trust, and Reaves Utility Income Fund.
Patrick J. Martin
Director since 2000. Age 64. Chairman of the Board of Directors, President, and Chief Executive Officer, StorageTek, since 2000; Corporate Senior Vice President/ President, North American Solutions Group, Xerox Corporation, a document products and services company, 1999 to 2000; Corporate Senior Vice President/ President, Developing Markets Operations, Xerox Corporation, 1998 to 1999; Corporate Vice President/ President, Canadian and Americas Operations, Xerox Corporation, 1996 to 1998.
Judy C. Odom
Director since 2003. Age 52. Chairman and Chief Executive Officer, Software Spectrum, a software reseller company, 1992 to 2002; Chief Executive Officer, Software Spectrum, 1988 to 1992; other management positions at Software Spectrum, 1983 to 2002. Director, Leggett & Platt, Incorporated and Harte-Hanks, Inc.
PROPOSAL 2.     TO RATIFY THE SELECTION OF THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
In accordance with its charter, the Audit Committee has selected the firm of PricewaterhouseCoopers LLP (“PwC”) to serve as StorageTek’s independent registered public accounting firm for fiscal year 2005. Stockholders are being asked to ratify this selection.
StorageTek is not required under its Certificate of Incorporation, Bylaws or other applicable law to obtain stockholder ratification of the selection of its independent registered public accounting firm. We are submitting this proposal because we believe that it is a matter of good corporate governance to do so, given the important role played by the independent registered public accounting firm. If the stockholders do not ratify the selection of PwC, the Audit Committee will consider this in the selection of our independent registered public accounting firm for next year. However, we are not bound by the stockholders’ decision. Amounts paid by StorageTek to PwC in 2004 and 2003 are disclosed under the caption “Independent Accountants Fees and Services.” Even if the selection of PwC is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interest of StorageTek and its stockholders.
A representative of PwC is expected to be present at the Annual Meeting and to be available to respond to appropriate questions. Although PwC has indicated that no statement will be made, an opportunity for a statement will be provided.
The Board of Directors unanimously recommends a vote FOR the ratification of PricewaterhouseCoopers LLP to serve as StorageTek’s independent registered public accounting firm for the fiscal year 2005.

Independent Accountants Fees and Services
The following table presents fees for professional services rendered by PwC during the last two fiscal years for the audit of our financial statements and fees billed for other services.

	Fees for Fiscal Year	Fees for Fiscal Year
	Ended December 31, 2004	Ended December 26, 2003

Audit Fees(1)	$6,533,000	$1,500,000
Audit-Related Fees(2)	199,000	203,000
Tax Fees(3)	227,000	367,000
All Other Fees(4)	1,000	14,000

Total	$6,960,000	$2,084,000

(1)	For 2004 and 2003, the Audit Fees were for professional services rendered for the audits of our consolidated financial statements and statutory and subsidiary audits, and assistance with the review of documents filed with the Securities and Exchange Commission. The increase from 2003 to 2004 was due primarily to fees incurred in connection with Section 404 of the Sarbanes-Oxley Act.

(2)	The Audit-Related Fees for 2004 were for additional international audit procedures; consultations regarding technical accounting issues; and assurance and related services associated with employee benefit plan audits. The Audit-Related Fees for 2003 were for assurance and related services associated with employee benefit plan audits and consultations concerning financial accounting and reporting standards.

(3)	For 2004 and 2003, the Tax Fees were for services related to tax compliance, including the preparation of tax returns and claims for refund; tax planning and tax advice, including assistance with and representation in tax audits and appeals and requests for rulings or technical advice from tax authorities; and tax return services for expatriate employees.

(4)	For 2004, All Other Fees were for access to a research database. For 2003, All Other Fees were for training, seminars, and access to a research database.
The Audit Committee is responsible for directly retaining and evaluating our independent accountants and approving the engagement terms and fees. The independent accountants report directly to the Audit Committee. The Audit Committee has a policy to pre-approve all services of the independent accountants on a case-by-case basis. In the fiscal year 2004, the Audit Committee pre-approved 100 percent of the Audit-Related Fees, Tax Fees, and All Other Fees of the independent accountants. In the fiscal year 2003, the Audit Committee did not waive its pre-approval policy in any situation for any services provided after May 6, 2003, the effective date of regulations regarding the approval of independent accountants’ fees. In approving the non-audit services and fees, the Audit Committee considers whether such services and fees are compatible with the accountants’ independence.
Report of the Audit Committee
The Audit Committee of the Board of Directors of Storage Technology Corporation has reviewed and discussed with management the company’s audited consolidated financial statements for the fiscal year ended December 31, 2004 (the “2004 Financial Statements”).
The Audit Committee has discussed with PricewaterhouseCoopers LLP, the company’s independent accountants (“PwC”), the matters required to be discussed by Statement on Auditing Standards 61.
The Audit Committee has received the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with PwC its independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the audited 2004 Financial Statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the Securities and Exchange Commission.
THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
James R. Adams, Chair
Mercedes Johnson
Judy C. Odom
PROPOSAL 3.     STOCKHOLDER PROPOSAL REGARDING CUMULATIVE VOTING
The proponent of the following stockholder proposal is Dr. Seymour Licht, P.E., P.O. Box 4383, Scottsdale, Arizona 85261. The proponent owns 813 shares of StorageTek common stock individually or as a joint tenant, and has approximately a 40 percent equity interest in See More Light Investments, a general partnership that owns 42,386 shares of StorageTek common stock. The stockholder proposal, for which the Board and StorageTek accept no responsibility, is quoted verbatim in full, below.
The Board of Directors unanimously recommends a vote AGAINST Proposal 3, the stockholder proposal regarding cumulative voting.
Proponent’s Statement
“STOCKHOLDER PROPOSAL
      This stockholder’s proposal requests/ recommends that the Board of Directors takes the necessary steps, to modify Article II Section 8 of its By-laws and Article V Section (C)(3) of StorageTek’s Certificate of Incorporation, so as to permit “Cumulative Voting” for the election of Directors. This proposal if implemented by the Board of Directors will become effective at the 2006 annual stockholder meeting.
SUPPORTING STATEMENT
      In light of the recent disclosure of self dealing and personal enrichment by management of various corporations, it is urgent that StorageTek’s Board of Directors members do not have any connections or allegiance with present management.
      This change can only start by a change how members to the Board are elected. Cumulative Voting for the election of Board members is the quickest and most economical way to effectuate the required change and return control of the company to the stockholders.
      The present system to select/nominate Directors is rife with conflicts of interest. Directors are presently nominated, and “elected” by present Management and their fellow Directors. Since it is the duty of a Director to supervise Management there is little likelihood that Management will support a candidate who is inclined to ask the “tough questions” of Management.

      I have presented this very same stockholder proposal at the FOUR PREVIOUS Annual Meetings:

2001 ANNUAL MEETING
Outstanding Number of Shares	100,859,000 shares
Voted in Favor	35,039,487 shares
Voted opposed	40,010,267 shares

2002 ANNUAL MEETING

Outstanding Number of Shares	105,032,665 shares
Voted in Favor	26,585,952 shares
Voted opposed	52,027,397 shares

2003 ANNUAL MEETING

Outstanding Number of Shares	100,859,000 shares
Voted in Favor	38,302,902 shares
Voted opposed	40,806,524 shares

2004 ANNUAL MEETING

Outstanding Number of Shares	100,859,000 shares
Voted in Favor	39,711,132 shares
Voted opposed	44,369,191 shares
ABSTENTIONS(1)	7,362,562 shares

Institutional Investor Services recommended that their clients vote in favor of my Stockholder Proposals at the 2003 and 2004 Stockholder Annual Meeting. If 1,251,811 shares reversed their vote from AGAINST to “FOR” my proposal at the 2003 Annual Meeting we would have been electing board members by Cumulative Voting at the 2004 Annual Meeting.
      StorageTek’s bylaws permit ANY Shareholder of record to nominate a Director Candidate, however the Company has refused to place the opposing Candidate’s name on their ballot.
ANNUAL MEETINGS PROXY SOLICITATIONS EXPENSES

2000	2001	2002		2003		2004

$105,500.00	$110,000.00	N/A	(2)	NA	(2)	NA	(2)
      If cumulative voting were permitted for election of Directors the direct result would be that individuals other than those nominated by present Management could be elected to the Board avoiding the expense of a proxy fight.

(1)	On June 22, 2004 I filed a Complaint against StorageTek in the Delaware Court of Chancery, Case #524-N, to require that StorageTek cease from counting ABSTENTION VOTES as votes cast AGAINST a proposal.

(2)	Management has refused to provide this information !”

Board of Directors’ Response to Proposal 3
StorageTek’s stockholders have rejected this same proposal by the same stockholder at the last four annual meetings.
The Board believes that cumulative voting for the election of directors would not serve the best interests of the stockholders. The Board unanimously recommends a vote AGAINST this proposal for the reasons stated below.
Like most publicly traded corporations, StorageTek provides for each share of common stock to cast one vote for each director nominee. The Board firmly believes that cumulative voting would threaten to undermine the effective functioning of the Board. It is the duty of the Board to represent the interests of all stockholders, without any special loyalty to any one individual or group. Cumulative voting is undesirable because a director elected by a particular person or group of stockholders may be primarily concerned with representing the interests of the narrow constituency that elected him or her rather than representing the interests of all stockholders. The Board does not believe that a narrow constituency of stockholders should be given such an advantage over the stockholders as a whole. Directors should be elected based upon their ability and commitment to represent the best interests of all stockholders. The Board believes that this goal is best served when each director is elected by a plurality of the stockholders.
The appropriateness of StorageTek’s existing system of electing directors is supported by a number of other initiatives. The Board has adopted Corporate Governance Guidelines, which are accessible to all stockholders on our website at www.storagetek.com. Among other things, the guidelines include criteria for the selection of directors that emphasize independence and mandate that all directors (other than the Chief Executive Officer) and all members of the Audit Committee, Governance and Nominating Committee, and Compensation Committee be comprised solely of directors independent of management. Independent directors are required periodically to hold meetings apart from management. Taken together, these measures constitute a comprehensive corporate governance program supporting the fulfillment of the Board’s duties to stockholders.
PROPOSAL 4.     STOCKHOLDER PROPOSAL REGARDING COUNTING OF ABSTENTIONS
The proponent of the following stockholder proposal is Elaine Licht, P.O. Box 4383, Scottsdale, Arizona 85261. The proponent owns 531 shares of StorageTek common stock individually or as a joint tenant, and has approximately a 40 percent equity interest in See More Light Investments, a general partnership that owns 42,386 shares of StorageTek common stock. The stockholder proposal, for which the Board and StorageTek accept no responsibility, is quoted verbatim in full, below.
The Board of Directors unanimously recommends a vote AGAINST Proposal 4, the stockholder proposal regarding counting of abstentions.
Proponent’s Statement
“STOCKHOLDER PROPOSAL
      It is requested/recommend that the Board of Directors takes the necessary steps to direct management to cease and desist in including all abstention votes as part of the total number of votes cast on any proposal. The direct result of Management’s manipulation of stockholder votes is to increase the number of votes required to approve s stockholder proposal by increasing the total number of votes cast.
      This proposal if implement by the Board will become effective at the 2006 annual stockholder meeting.”
SUPPORTING STATEMENT
      In the 2004 StorageTek’s Proxy Statement, on page #2 states:

“Abstentions on Proposals 2, 3 and 4 will count as votes present at the meeting and will have the same effect as a vote against a matter”

A similar statement was also contained in StorageTek’s Proxy Statements for 1993 up to and including 2004 Annual meetings.
      The most recent example of Stockholder Voting Manipulation by management occurred at the 2004 Stockholder’s Annual Meeting where a proposal submitted by Dr. Seymour Licht to permit the use of Cumulative Voting for the election of Board of Director members was narrowly defeated. The voting results were as follows:

Votes For:	39,711,152
Votes Against	44,369,191
Abstentions:	7,362,562
In order Dr. Licht’s stockholder proposal to pass when the 7,362,562 abstention votes was combined with the 44,369,191 votes against, required that his proposal had to receive an additional 12,020,601 votes to pass. If the 7,362,562 abstentions were not included in the total votes cast, for his proposal to pass would required that 2,329,540 votes changed their vote from “AGAINST” to “IN FAVOR” or Licht’s proposal had to receive an additional 4,658,039 votes in favor.
      Under managements present system of counting abstention votes the only way that a stockholder can withhold his vote on a specific proposal is NOT to vote at all on all issues. As a result of this vote manipulation management has disenfranchised all stockholders who wish to abstain on any specific issue by forcing them not to vote on all issue. If management did not include abstention votes as part of the total universe of votes cast then the issue being voted on would rise or fall depending on the number of votes cast for the proposal compared to the number of votes cast against the proposal.
At the present time management provides its stockholders with voting ballots that contain three (3) choices, FOR, AGAINST AND ABSTENTION on each proposal. Licht asks the following question:

Why did management provide voting ballots that contained three choices, FOR, AGAINST and ABSTENTION for each proposal knowing that management would count all abstention as the same as voting against the proposal. In reality the stockholders only have two choices when voting on a proposal. FOR OR AGAINST?
If the abstention votes were not included in the total number of votes cast on the issue, a proposal would pass if the number of votes cast “FOR” was greater that the number of votes cast “AGAINST” ”
Board of Directors’ Response to Proposal 4
In order for a proposal (other than the election of directors) to pass, our voting policy requires that a quorum be present and that a majority of the shares represented and entitled to vote be FOR the issue. This means that abstentions have the same effect as AGAINST votes. This treatment of abstentions is required by our Bylaws, which are consistent with Delaware law, the state of our incorporation. A significant number of widely held Delaware corporations treated abstentions in a similar manner during the 2004 proxy season. In addition, this treatment is clearly described in this Proxy Statement under “VOTING PROCEDURES; Quorum and Treatment of Certain Votes.”
The Board believes it is in the best interest of stockholders to maintain this policy. This voting treatment is fair and does not discriminate against stockholder proposals, because company proposals (such as approval of a new stock option plan), other than the election of directors, are subject to the same requirements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows beneficial ownership of StorageTek common stock as of March 4, 2005, by: (a) each current director and nominee; (b) the Chief Executive Officer and each of the other four most highly compensated executive officers (the “Named Executive Officers”); (c) all current directors and executive officers as a group; and (d) entities that have reported owning more than 5 percent of our outstanding common stock.

	Number of	Right to		Percent of Shares
	Shares Owned(1)	Acquire(2)	Total	Outstanding %
Name	(a)	(b)	(a) + (b)	(3)

Non-employee Directors
James R. Adams	26,425	37,667	64,092	*
Charles E. Foster	8,324	15,667	23,991	*
Mercedes Johnson	1,572	9,667	11,239	*
William T. Kerr	17,203	70,001	87,204	*
Robert E. Lee	13,437	15,000	28,437	*
Judy C. Odom	3,864	9,667	13,531	*
Named Executive Officers
Patrick J. Martin**	455,761	654,384	1,110,145	1.0
Angel P. Garcia	40,064	67,156	107,220	*
Roy G. Perry	57,617	35,803	93,420	*
Robert S. Kocol	81,533	117,678	199,211	*
Roger C. Gaston	58,505	52,500	111,005	*
Current Executive Officers and Directors as a Group (17 persons)	978,076	1,296,703	2,274,779	2.1
Beneficial Owners of More Than 5 Percent
Dodge & Cox(4)	14,695,383	0	14,695,383	13.7
FMR Corp.(5)	10,980,520	0	10,980,520	10.3
Iridian Asset Management LLC/ CT(6)	8,555,301	0	8,555,301	8.0
Putnam LLC(7)	7,596,847	0	7,596,847	7.1
Private Capital Management(8)	6,473,659	0	6,473,659	6.0
Barclays Global Investors, N.A.(9)	5,560,131	0	5,560,131	5.2

*	Less than 1 percent

**	Also serves as a director

(1)	Unless otherwise noted, the persons named have sole voting and dispositive power over the shares shown as owned by them. Includes common stock equivalents held by three directors that will be settled in shares of common stock upon or after each director’s termination, as follows: Mr. Foster, 5,824 shares; Mr. Kerr, 16,003 shares; and Mr. Lee, 10,629 shares. The number of shares owned for “Current Executive Officers and Directors as a Group” also includes 11,246 common stock equivalents held by one executive officer who is not named in the table that will be settled in shares of common stock on February 8, 2009 or earlier if certain performance goals are met and 33,315 shares of restricted stock held by one executive officer that have been granted, but were not issued and outstanding as of the record date. The common stock equivalents and the unissued restricted stock do not have voting rights.

(2)	Represents stock option shares that are exercisable for shares of common stock by May 3, 2005.

(3)	The percentage is calculated using 107,050,387 shares of common stock outstanding and entitled to vote on March 4, 2005, plus for each person or group, the number of shares shown in column (b) that such person or group has a right to acquire on or before May 3, 2005.

(4)	This information was obtained from Amendment No. 6 to Schedule 13G filed with the Securities and Exchange Commission on February 10, 2005 by Dodge & Cox, 555 California Street, 40th Floor, San Francisco, California 94104. Represents shares that are beneficially owned by institutional clients of Dodge & Cox, an investment advisor. Dodge & Cox has sole dispositive power over 14,695,383 shares, sole voting power with respect to 13,882,533 shares, and shared voting power with respect to 187,600 shares.

(5)	This information was obtained from Amendment No. 1 to Schedule 13G filed with the Securities and Exchange Commission on January 10, 2005 by FMR Corp., 82 Devonshire Street, Boston, Massachusetts 02109. FMR Corp. has the sole power to vote 2,079,470 shares and the sole power to dispose of 10,980,520 shares. Fidelity Management & Research Company is the beneficial owner of 8,852,780 shares as a result of acting as investment adviser to various investment companies. Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the funds each has sole power to dispose of the 8,852,780 shares owned by the funds. The Board of Trustees for the funds has sole voting power over the 8,852,780 shares. Fidelity Management Trust Company beneficially owns 1,032,400 shares as a result of serving as investment manager of institutional accounts. Edward C. Johnson 3d and FMR Corp, through its control of Fidelity Management Trust Company, each has sole dispositive power over 1,032,400 shares and sole power to vote or direct the voting of 983,900 shares. Strategic Advisers, Inc., a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 1,240 shares. Fidelity International Limited is the beneficial owner of 1,094,100 shares with sole voting and dispositive rights over these shares.

(6)	This information was obtained from Amendment No. 3 to Schedule 13G filed with the Securities and Exchange Commission on February 8, 2005 by Iridian Asset Management LLC/ CT, 276 Post Road West, Westport, Connecticut 06880. The following entities have shared voting and dispositive power with respect to all of the shares: Iridian Asset Management LLC, Governor and Company of the Bank of Ireland, IBI Interfunding, BancIreland/ First Financial, Inc., and BIAM (US) Inc. Iridian has direct beneficial ownership of the shares in the accounts for which it serves as the investment adviser under its investment management agreements. BIAM (US) Inc., as the controlling member of Iridian, may be deemed to possess beneficial ownership of the shares of common stock beneficially owned by Iridian. BancIreland, as the sole shareholder of BIAM (US) Inc. may be deemed to possess beneficial ownership of the shares of common stock beneficially owned by BIAM (US) Inc. IBI, as the sole shareholder of BancIreland, may be deemed to possess beneficial ownership of the shares of common stock beneficially owned by BancIreland. Bank of Ireland, as the sole shareholder of IBI, may be deemed to possess beneficial ownership of the shares of common stock beneficially owned by IBI.

(7)	This information was obtained from a Schedule 13G filed on February 10, 2005 with the Securities and Exchange Commission by Putnam, LLC, One Post Office Square, Boston, Massachusetts 02109. Putnam, LLC has shared voting power with respect to 593,859 shares and shared dispositive power with respect to 7,596,847 shares. Putnam Investment Management, LLC has shared voting power with respect to 213,711 shares and shared dispositive power with respect to 6,855,633 shares. The Putnam Advisory Company, LLC has shared voting power with respect to 380,148 shares and shared dispositive power with respect to 741,214 shares. Both Putnam Investment Management, LLC and The Putnam Advisory Company, LLC have dispository power over the shares as investment managers, but each of the mutual fund’s trustees has voting power over the shares held by each fund, and The Putnam Advisory Company, LLC has shared voting power over the shares held by the institutional clients.

(8)	This information was obtained from a Schedule 13G filed on February 14, 2005 with the Securities and Exchange Commission by Private Capital Management, L.P., 8889 Pelican Bay Blvd., Naples, Florida 34108. Private Capital Management, L.P., Bruce S. Sherman, its Chief Executive Officer, and Gregg J. Powers, its President, each has shared voting and dispositive power with respect to 6,473,659 shares held by PCM’s clients and managed by PCM.

(9)	This information was obtained from a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005 by Barclays Global Investors, NA, 45 Fremont St., San Francisco, California 94105. Barclays Global Investors, NA, beneficially owns 4,183,270 shares with sole dispositive power over such shares and sole voting power over 3,751,102 shares. Barclays Global Fund Advisors beneficially owns 831,015 shares with sole dispositive power over such shares and sole voting power over 820,599 shares. Barclays Global Investors, Ltd beneficially owns 152,546 shares with sole dispositive power over such shares and sole voting power over 146,943 shares. Barclays Life Assurance Company Limited beneficially owns 3,700 shares with sole voting and dispositive power over such shares. Palomino Limited beneficially owns 389,600 shares with sole voting and dispositive power over such shares.
EXECUTIVE OFFICERS
The following persons were serving as our executive officers as of March 21, 2005.

Name	Position	Age

Eula L. Adams	Vice President, Global Services	55
Jon H. Benson	Vice President and General Manager, Automated Tape Solutions	44
Pierre J. Cousin	Corporate Vice President, Research, Development, and Engineering	44
Angel P. Garcia	Corporate Vice President, International Operations	53
Roger C. Gaston	Corporate Vice President, Human Resources	49
Robert S. Kocol	Corporate Vice President and Chief Financial Officer	48
Patrick J. Martin	Chairman of the Board, President, and Chief Executive Officer	64
Michael R. McLay	Vice President, Global Accounts	45
Roy G. Perry	Corporate Vice President, Global Supply Chain, Manufacturing, Logistics, and Quality Processes	48
Mark Roellig	Vice President, General Counsel, and Secretary	49
Brenda J. Zawatski	Vice President, General Manager, Information Lifecycle Management Solutions	44
Eula L. Adams
Vice President, Global Services, StorageTek, since 2004; Senior Executive Vice President and Business Unit President, First Data Corporation, an electronic commerce and payment services company, 1991 to 2003, including President, First Data Resources, 2000 to 2004; and President, First Data Merchant Services, 1997 to 2000.
Jon H. Benson
Vice President and General Manager, Automated Tape Solutions, StorageTek, since 2004; Vice President, Product Line Manager, Automated Tape Libraries, StorageTek, 2000 to 2004; Director, Library Products, StorageTek, 1998 to 2000; employed in other capacities, StorageTek, 1986 to 1998.
Pierre J. Cousin
Corporate Vice President, Research, Development, and Engineering, StorageTek, since 2004; Vice President and General Manager, Storage Networking Business Unit, StorageTek, 2002 to 2003; Vice President, Assistant to the Chairman, StorageTek, 2000 to 2001; General Manager, Southern Region,

EAME and President, StorageTek France, 1997 to 2000; Vice President, Mid-End Servers, Bull Corporation, an information technology solutions group based in Europe, 1996 to 1997.
Angel P. Garcia
Corporate Vice President, International Operations, StorageTek, since 2004; Corporate Vice President, Global Services and International Operations, StorageTek, 2002 to 2004; Vice President, Growth Markets and Global Services, StorageTek, 2001 to 2002; Managing Director, IBM Corporation Chile, an information technology services company, 2000 to 2001; Vice President, Global Tele-Web Operations, Xerox Corporation, a document products and services company, 1999; Vice President, Marketing and Operations, U.S. Southern Operations, Xerox Corporation, 1997 to 1998.
Roger C. Gaston
Corporate Vice President, Human Resources, StorageTek, since 2001; Vice President, Human Resources, StorageTek, 2001; Senior Vice President, Human Resources, Toys “R” Us, an international retail toy store, 1996 to 2000.
Robert S. Kocol
Corporate Vice President and Chief Financial Officer, StorageTek, since 1998; Vice President of Financial Planning and Operations, StorageTek, 1996 to 1998; other financial management positions at StorageTek, 1991 to 1996.
Patrick J. Martin
Chairman of the Board of Directors, President, and Chief Executive Officer, StorageTek, since 2000; Corporate Senior Vice President/ President, North American Solutions Group, Xerox Corporation, a document products and services company, 1999 to 2000; Corporate Senior Vice President/ President, Developing Markets Operations, Xerox Corporation, 1998 to 1999; Corporate Vice President/ President, Canadian and Americas Operations, Xerox Corporation, 1996 to 1998.
Michael R. McLay
Vice President, Global Accounts, StorageTek, since 2004; Vice President, U.S./ Canada Sales and Service, Global Channels, and Strategic Alliances, StorageTek, 2000 to 2004; Vice President and General Manager, Central U.S. and Canada, StorageTek, 1999 to 2000; President of StorageTek Canada, 1997 to 1999; Vice President, Business Development, StorageTek, 1996 to 1998.
Roy G. Perry
Corporate Vice President, Global Supply Chain, Manufacturing, Logistics, and Quality Processes, StorageTek, since 2002; Vice President, Global Supply Chain, Manufacturing, Logistics, and Quality Processes, StorageTek, 2001 to 2002; Vice President, Worldwide Manufacturing and Customer Experience, Dell Corporation, a computer systems company, 2001; Vice President for Home and Small Business Segment of the Americas, Dell Corporation, 1999 to 2001; Vice President of Dimension, Latitude, and Inspiron Manufacturing Operations, Dell Corporation, 1997 to 1999.
Mark Roellig
Vice President, General Counsel, and Secretary, StorageTek, since 2002; acting Vice President, Marketing and Business Strategy, StorageTek, since 2004; Director, Secretary, and consultant, Bulletin News Network Inc., a news aggregation service provider; 2000 to 2002; Executive Vice President, Public Policy, Human Resources & Law, Secretary, and General Counsel for US WEST, Inc., a telecommunications company, 1998 to 2000. In March 2005, Mr. Roellig resigned as an officer and employee of StorageTek to be effective at the end of such month.

Brenda J. Zawatski
Vice President, General Manager, Information Lifecycle Management Solutions, StorageTek, since 2005; Vice President, Product and Solutions Marketing, VERITAS Software Corporation, a software company focusing on business efficiency and continuity, 2002 to 2005; Vice President, Tivoli Storage Software, IBM Corporation, an information technology services company, 2001 to 2002; Vice President, Removable Media Storage Systems, IBM Corporation, 2000 to 2001; Director, S/390 Enterprise Systems, IBM Corporation, 1998 to 2000.
COMPENSATION OF EXECUTIVE OFFICERS
Summary Compensation Table
The following table sets forth the compensation earned by our Chief Executive Officer (“CEO”) and our other four most highly compensated executive officers (based upon base salary plus bonus) who were serving as such as of December 31, 2004, (collectively with the CEO, the “Named Executive Officers”) for each of the last three fiscal years.

						Long-Term
						Compensation Awards
		Annual Compensation
						Restricted		Securities	All Other
					Other Annual	Stock		Underlying	Compen-
		Salary	Bonus		Compensation	Awards		Options	sation
Name and Principal Position	Year	($)(1)	($)(1)		($)(2)	($)(3)		(#)	($)(4)

Patrick J. Martin	2004	1,000,000	3,010,000		136,049	1,149,200		250,000	128,958
Chairman of the Board, President,	2003	960,769	5,300,000	(5)	112,427	6,402,576	(5)	242,000	134,999
and Chief Executive Officer	2002	811,538	0		84,897	910,668		90,000	104,930
Angel P. Garcia	2004	445,000	327,000		148,542	502,775		87,500	35,196
Corporate Vice President,	2003	414,999	500,000		1,465	359,326		84,000	34,869
International Operations	2002	358,077	444,000		1,577	104,315		4,375	25,150
Roy G. Perry	2004	350,000	335,000		157	409,403		71,250	24,829
Corporate Vice President, Global	2003	335,000	410,000		—	292,600		68,400	27,852
Supply Chain, Manufacturing,	2002	293,077	325,000		149	84,954		3,563	20,251
Logistics, and Quality Processes
Robert S. Kocol	2004	365,000	318,000		135	834,475		72,500	26,379
Corporate Vice President and	2003	345,000	430,000		—	608,308		69,600	36,351
Chief Financial Officer	2002	309,615	375,000		1,811	636,019		14,500	33,105
Roger C. Gaston	2004	320,000	278,000		157	359,125		62,500	22,315
Corporate Vice President,	2003	304,000	375,000		—	256,674		60,000	28,223
Human Resources	2002	278,000	325,000		856	298,041		12,500	19,762

(1)	Salary and bonus are reported in the year earned even if not actually paid until a subsequent year.

(2)	The Named Executive Officers are eligible for certain perquisites, including automobile allowances, certain spousal travel, limited reimbursement of out-of-pocket medical expenses; and financial services. Other perquisites, including housing allowances and family travel, are made available on an individual basis to assist corporate officers on international assignments.

In 2004, perquisites did not exceed the lesser of $50,000 or 10 percent of salary plus bonus for Messrs. Perry, Kocol, and Gaston, and thus are not reported. The amounts reported in this column for Messrs. Perry, Kocol and Gaston consist solely of tax reimbursements.

In 2004, Mr. Martin received auto related payments of $36,594, financial services of $30,383, tax reimbursements of $34,969, and other perquisites; and Mr. Garcia received a housing allowance of $49,304, reimbursement for shipments of household goods related to his relocation of $38,023, tax reimbursements of $1,009, and other perquisites. In 2003, Mr. Martin received auto related payments of $20,362, financial services of $28,500, tax reimbursements of $31,079, and other perquisites. In 2002, Mr. Martin received auto related payments of $18,168, financial services of $15,000, tax reimbursements of $34,671, and other perquisites.

(3)	The amounts shown in this column represent the dollar value of restricted stock granted in the year listed to the Named Executive Officers. The value is calculated by multiplying the number of shares granted by the closing price of our stock on the grant date and then subtracting 10 cents per share awarded, which is the amount that each individual paid for the restricted stock. A holder of shares of restricted stock has all the rights of a holder of shares of common stock, including the right to receive dividends, if any.
          The following table shows details of the restricted stock reported in this column.

				Aggregate Restricted
				Stock Holdings on
	# of Shares Granted(a)			12/31/2004

	2004	2003	2002	Shares (#)	Value ($)

Patrick J. Martin	40,000	312,333	40,000	356,751	11,241,224
Angel P. Garcia	17,500	16,333	4,375	34,438	1,085,141
Roy G. Perry	14,250	13,300	3,563	44,757	1,410,293
Robert S. Kocol	29,000	27,066	29,000	63,801	2,010,370
Roger C. Gaston	12,500	11,667	12,500	29,377	925,669

(a)	With the exception of 250,000 shares of restricted stock granted to Mr. Martin in March 2003, all of the grants listed above vest in equal increments of the first four anniversaries of the date of grant. The 250,000 share award to Mr. Martin vests in full on June 30, 2006. (See “COMPENSATION OF EXECUTIVE OFFICERS; Employment Contracts, Termination of Employment, and Change in Control Arrangements.”)

(4)	Amounts shown for 2004 include:

		Deferred	Matching	Matching Deferred
		Compensation	401(k) Plan	Compensation
	Life Insurance	Preferential	Contributions	Contributions
	Premiums ($)(a)	Interest ($)	($)	($)(b)

Patrick J. Martin	69,857	9,101	3,846	46,154
Angel P. Garcia	12,187	759	9,324	12,926
Roy G. Perry	6,294	1,035	9,327	8,173
Robert S. Kocol	6,478	1,651	9,350	8,900
Roger C. Gaston	5,619	696	9,308	6,692

(a)	Executive life insurance premiums include cash contributions above the cost of insurance that are invested on behalf of the Named Executive Officers. These contributions earn interest or gains and losses depending on the investment selection made by the Named Executive Officer and the movements in the market. Each of the named executives is entitled to 100 percent of the cash surrender value of their individual life insurance policies at any time.

(b)	The Named Executive Officers, and other eligible employees, may elect to defer salary, bonuses, commissions, excess 401(k) contributions, and 401(k) rebates into a non-qualified tax deferred plan and invest those amounts in fixed or variable rate investments. In 2004, StorageTek paid 6.445 percent interest per annum on deferred amounts that were placed in a fixed rate investment. Excess 401(k) contributions are matched in accordance with the limits in the 401(k) plan, but without regard to the Internal Revenue Service limits. Taxes are withheld when distributions are made.

(5)	In 2003, as consideration for entering into an amended and restated employment agreement that extended the agreement’s term by two years, Mr. Martin received a cash bonus of $2,000,000 and a restricted stock award of 250,000 shares.
Option Grants in Last Fiscal Year
The following table sets forth information regarding stock options to purchase shares of common stock granted to the Named Executive Officers during the fiscal year ended December 31, 2004.

	Individual Grants

		% of Total
		Options
	Number of	Granted to
	Securities	Employees	Exercise		Grant Date
	Underlying	in Fiscal	Price	Expiration	Present
Name	Options(1)	Year 2004	($/share)	Date	Value ($)(2)

Patrick J. Martin	250,000	6.9	29.00	02/02/2014	3,392,500
Angel P. Garcia	87,500	2.4	29.00	02/02/2014	1,187,375
Roy G. Perry	71,250	2.0	29.00	02/02/2014	966,863
Robert S. Kocol	72,500	2.0	29.00	02/02/2014	983,825
Roger C. Gaston	62,500	1.7	29.00	02/02/2014	848,125

(1)	The non-qualified stock options described in the table above were granted under StorageTek’s Amended and Restated 1995 Equity Participation Plan (the “1995 Plan”). The exercise price is equal to the fair market value per share of the common stock on the grant date, as defined in the 1995 Plan. The stock options vest in equal increments (25 percent per year) on each of the first four anniversaries of the grant date. Vesting is accelerated upon the occurrence of certain events. (See “COMPENSATION OF EXECUTIVE OFFICERS; Employment Contracts, Termination of Employment, and Change in Control Arrangements.”)

(2)	Grant date present value is calculated using the Black-Scholes option pricing model. The assumptions used to value the stock option grants, which were all granted on February 2, 2004, are: (a) expected life of option, four years; (b) expected volatility, 57.54 percent; (c) dividend yield, 0.0 percent; and (d) risk-free rate of return, 2.90 percent. The Black-Scholes option pricing model is one of the Securities and Exchange Commission’s accepted methods of calculating grant date value and does not represent our estimate or projection of future stock prices.

Aggregated Option Exercises and Fiscal Year-End Value Table
The following table sets forth information regarding stock options exercised by the Named Executive Officers during the fiscal year ended December 31, 2004, and options held by them at fiscal year-end 2004.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at Fiscal		In-the-Money Options at
	Shares	Value	Year-End (#)		Fiscal Year-End ($)(1)
	Acquired on	Realized
Name	Exercise (#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Patrick J. Martin	350,000	5,744,895	467,686	541,500	8,348,075	3,927,970
Angel P. Garcia	11,250	156,549	40,687	170,188	526,392	1,157,134
Roy G. Perry	129,130	1,759,513	0	176,083	0	1,603,008
Robert S. Kocol	98,000	926,513	40,209	193,359	10,928	1,247,229
Roger C. Gaston	37,500	461,953	6,250	126,250	48,188	885,163

(1)	The value of unexercised in-the-money options is calculated based upon the market value of the underlying securities on December 31, 2004, minus the exercise price. The market value of the StorageTek common stock on December 31, 2004, was $31.61 per share.
Employment Contracts, Termination of Employment, and Change in Control Arrangements
Amended and Restated CEO Employment Agreement with Patrick J. Martin
On March 27, 2003, StorageTek and Mr. Martin entered into an amended and restated CEO employment agreement that, among other things, extended the term of his employment by two years until June 30, 2006. Pursuant to its terms, Mr. Martin is entitled to: (a) an annual base salary of $1,000,000, subject to increase; (b) a cash bonus potential of up to 350 percent of base salary, depending upon company performance; (c) other benefits and perquisites, which are provided on a tax grossed-up basis; and (d) certain benefits upon termination. Upon execution of the amended employment agreement, StorageTek paid Mr. Martin a $2,000,000 extension bonus and granted him 250,000 shares of restricted stock that will vest upon the earliest of his retirement, involuntary termination, death, or a change in control.
Upon Mr. Martin’s retirement, involuntary termination, death, or a change in control, all of his stock options and shares of restricted stock will vest and he will have the originally scheduled terms to exercise stock options. Upon retirement, involuntary termination or death, Mr. Martin is entitled to relocation costs, grossed up for taxes, along with reimbursement for the loss, if any, on the sale of his then-principal residence, lifetime medical benefits for himself and his spouse, and life insurance benefits for 24 months after termination. Upon an involuntary termination, Mr. Martin is entitled to additional severance benefits, including: (a) two times salary and two times target bonus (three times if following a change in control); (b) any unpaid awards under StorageTek’s Leveraged Equity Acquisition Program (LEAP), or an equivalent replacement program, based upon prior year’s performance; and (c) a prorated LEAP, or other equivalent replacement program, award at target performance for the current year. In March 2004, LEAP terminated under its own terms. In September 2004, the Compensation Committee determined that StorageTek’s new annual equity award program constitutes the LEAP equivalent replacement plan for purposes of the CEO employment agreement. At that time, the Compensation Committee set $5,750,000 as the amount that Mr. Martin would receive as the equity portion of his involuntary termination payment. Mr. Martin would receive this amount in cash, equity or a combination of the two in the event of his involuntary termination.
Mr. Martin also will be eligible to receive a tax gross-up payment if any amounts received are deemed to be excess parachute payments subject to an excise tax. The agreement also contains a two-year non-compete, non-solicitation period after an involuntary termination or retirement. Upon a voluntary termination by Mr. Martin or if StorageTek terminates Mr. Martin for cause, Mr. Martin will receive compensation only through the date of termination and Mr. Martin will have 180 days to exercise his vested stock options.
Involuntary termination means termination: (a) by StorageTek for reasons other than cause; (b) due to disability; (c) during 24 months following a change of control for reasons other than cause, including voluntary termination; (d) following the relocation of Mr. Martin’s job, reduction of his salary or target bonus, or a significant reduction of his duties and authorities, without his consent; or (e) following any action by StorageTek that could substantially diminish the aggregate value of benefits provided to Mr. Martin.
Change in control means the occurrence of any of the following events: (a) the acquisition of 35 percent or more of the total voting power represented by StorageTek’s then-outstanding voting securities; (b) a change in the majority of the Board as defined in the agreement; (c) a merger or consolidation, unless StorageTek’s stockholders own at least 51 percent of the total voting power of the surviving entity; (d) the approval by the StorageTek stockholders of a plan of complete liquidation of the company, or (e) the approval and closing of a sale or disposition by StorageTek of all or substantially all the company’s assets.
Cause means the conviction of a felony involving moral turpitude or fraud against StorageTek; or willful gross neglect or willful gross misconduct in carrying out the duties described in Mr. Martin’s agreement, resulting in material economic harm to StorageTek.
Under the agreement, StorageTek indemnifies Mr. Martin to the fullest extent permitted by law against liability arising out of the fact that he is or was a director or officer of StorageTek. StorageTek will also indemnify Mr. Martin for certain losses, if any, in connection with benefits under certain company benefit plans.
Executive Agreements
In February 2003, StorageTek entered into executive agreements with Messrs. Garcia, Gaston, Perry, and Kocol with a three-year rolling term. Each executive agreement provides for severance and certain other benefits in the event of a change in control. If the executive officer’s employment is terminated (other than for cause) or the executive officer terminates for good reason, in each case within two years after a change in control, the executive officer is entitled to receive the following: (a) two times current annual salary plus two times the current target bonus; (b) a prorated target bonus for the current year and any unpaid bonus based upon the prior year’s performance; (c) a continuation of the executive officer’s benefits and perquisites, including health and life insurance, for 24 months; (d) a lump sum cash payment equal to 24 months of company matching contributions to 401(k) and deferred compensation plans, based upon the executive officer’s current level of participation in such plans; (e) any unpaid awards under LEAP, or an equivalent replacement program, based upon the prior year’s performance; (f) a prorated LEAP, or other equivalent replacement program, award at target performance for the current year; and (g) accelerated vesting of all outstanding stock options and restricted stock, and a 90-day period after termination to exercise stock options. In March 2004, LEAP terminated under its own terms. In September 2004, the Compensation Committee determined that StorageTek’s new annual equity award program constitutes the LEAP equivalent replacement plan for purposes of the executive agreements. At that time, the Compensation Committee set the amount that the executive officers would receive as the equity portions of their change in control payments. The amounts set were as follows: Mr. Garcia, $917,000; Mr. Gaston, $925,000; Mr. Perry, $925,000; and Mr. Kocol, $1,200,000. In the event of an involuntary termination without cause within two years after a change in control, the executive officers would receive this amount in cash, equity or a combination of the two, as determined by the Compensation Committee.
The executive officer also will be eligible to receive a tax gross-up payment if any amounts received are deemed to be excess parachute payments subject to an excise tax. Each executive agreement contains a 12-month non-compete and an 18-month non-solicitation period after termination that is effective if the executive officer receives severance and benefits under this agreement.

Change in control means the occurrence of any of the following events: (a) the acquisition of 35 percent or more of the total voting power represented by StorageTek’s then-outstanding voting securities; (b) a change in the majority of the Board as defined in the agreement; (c) a merger or consolidation, unless StorageTek’s stockholders own more than 50 percent of the total voting power of the surviving entity after the merger, there is no change in the majority of the Board, and no one stockholder owns more than 20 percent of the outstanding voting securities as a result of the merger; (d) the sale of all or substantially all of StorageTek’s assets; or (e) approval by the StorageTek stockholders of a plan of complete liquidation or dissolution of the company. Cause means willful and continued failure to attempt to perform substantially one’s duties or willful misconduct that is materially injurious to StorageTek. Good reason means a substantial diminution of duties, a material reduction in compensation including benefit and incentive plans, or more than one relocation.
Severance Agreements
StorageTek has entered into severance agreements with Messrs. Garcia, Gaston, and Kocol relating to involuntary terminations other than after a change in control. Under the terms of the severance agreements, upon an involuntary termination, the executive officer will be paid a lump-sum cash severance payment equal to one times the executive officer’s base salary, plus one times the executive officer’s target bonus, plus three months of group health benefits premiums. Messrs. Garcia and Gaston are entitled to accelerated vesting of restricted stock granted in connection with their hiring (currently, 2,500 shares for Mr. Garcia and 1,875 shares for Mr. Gaston). Mr. Kocol’s agreement does not include provisions for accelerated vesting of restricted stock in the event of an involuntary termination. Each severance agreement also contains a 12-month non-compete and an 18-month non-solicitation period after termination. Payment of any severance is contingent upon the executive officer executing a settlement and release agreement.
Involuntary termination generally means termination by StorageTek for reasons other than cause or a material reduction in the executive officer’s base salary and target bonus opportunity. Involuntary termination generally does not include voluntary termination, retirement, death or disability. Cause generally means: (a) failure to perform duties and responsibilities as an employee of the company; (b) negligence or dishonesty in the performance of duties; or (c) engaging in conduct that materially injures the company or conflicts with its interests.
Other Agreements
In July 2001, StorageTek and Mr. Kocol entered into a Restricted Stock Award Agreement under which Mr. Kocol had the opportunity to earn restricted stock awards during the period 2002 to 2004 of up to 14,500 shares per year, with the actual amount awarded to be based upon StorageTek’s performance.

Report of the Human Resources and Compensation Committee on Executive Compensation
The Compensation Committee determines the compensation for the Chief Executive Officer and the other executive officers.

I.	Total Rewards Philosophy
Our compensation and benefits are designed to attract, motivate, reward, and retain high performing executives who support and drive our corporate strategy, financial performance, and stockholder returns. We believe that rewards should be commensurate with each executive’s contribution to our success. We emphasize each executive’s responsibility to achieve results and provide a strong link between pay and performance on both an individual and company level.

II.	Competitive Position
Our standard pay policies are designed to be competitive with companies in the computer peripheral industry, in the same geographic location as StorageTek and with whom StorageTek competes for executive talent. Certain companies we used for comparison are in the peer group we used for the stock price performance graph in this Proxy Statement under the caption “Performance Graph.” To determine competitive pay, we analyze information from several independent executive compensation surveys and receive advice from an executive compensation consultant that the Compensation Committee has retained.
We are a “Pay for Results” company. Layered on top of our standard competitive pay policy, we drive superior performance by paying above market for superior contributions to the company’s success through our short-term and long-term incentive programs.
Long-term compensation in the form of equity may be provided to employees who are critical to StorageTek’s success. Such compensation is awarded based on a combination of company and individual performance.
We provide a comprehensive benefits program addressing our employees’ health and welfare, income security, and capital accumulation needs. The cost of most programs are shared by StorageTek and employees and designed in a flexible manner to enable employees to select the coverage most consistent with their needs and circumstances.

III.	Total Compensation
Total compensation consists of fixed compensation and at-risk compensation. Fixed compensation consists of base salary, benefits, and perquisites. At-risk compensation consists of cash bonuses, stock options, and restricted stock. The Compensation Committee retains an independent consultant to provide advice regarding total compensation. In approving base salaries, bonuses, and equity, we considered these compensation components separately and as a whole, and we determined that the overall compensation for each executive officer was reasonable and in line with our philosophy.

A.	Fixed Compensation
In 2004, as part of our cost management program, the Compensation Committee did not implement annual merit salary increases for executive officers. The higher base salaries shown for 2004 in the Summary Compensation Table in this Proxy Statement are a result of increases that were implemented in July 2003.
Executive officers may participate in the benefit programs generally made available to salaried employees and, in line with competitive practice, may receive additional company-paid benefits and perquisites offered only to executive officers.

B.	At-Risk Compensation

1.	Bonus
The Compensation Committee believes that, in order to reinforce the importance of the attainment of StorageTek’s corporate goals and the executive officer’s individual goals, a substantial portion of the annual compensation for each executive officer should be in the form of at-risk compensation.
Stockholders have approved a Management by Objectives Bonus Plan (“Bonus Plan”), under which executive officers have an opportunity to receive annual bonuses based upon achievement of corporate and performance goals. The Compensation Committee determined that there would be three award levels for the Bonus Plan: threshold, target, and stretch (with the opportunity to prorate between levels); and that the performance metrics for funding the Bonus Plan bonus pool would be net after tax income and return on assets. To meet Section 162(m) of the Internal Revenue Code, the Compensation Committee established maximum total potential bonus payouts to the executive officers at 120 percent of each award level. This allowed the Compensation Committee discretion to decrease individual bonuses.
Actual performance by StorageTek for 2004 was at stretch for net after tax income and return on assets. In determining the bonus for each executive officer, excluding the CEO, the Compensation Committee and the CEO considered corporate performance, business unit performance, and individual performance. Bonuses for the current executive officers who served during 2004, excluding the CEO, ranged from 54 percent to 103 percent of base salary, which was slightly below target to slightly above stretch.

2.	Equity Incentives
In 2001, StorageTek implemented a three-year Leveraged Equity Acquisition Program (“LEAP”), to incent the executive officers to turn around company performance. The Compensation Committee believes this basic goal was achieved as demonstrated by the performance of StorageTek’s stock as shown in the Performance Graph included in this Proxy Statement.
Under the terms of LEAP, executive officers were required to hold a specified amount of common stock and received annual awards of stock options and restricted stock based upon a formula using the company’s earnings per share as the performance metric and included threshold, target, and stretch levels. Actual performance by StorageTek for 2003 exceeded the stretch level and the executive officers received equity awards in February 2004 at the stretch level, as shown in the Compensation Table.
With the successful completion of LEAP and as part of our continued commitment to pay for results, we are now focusing the equity awards program on revenue growth. In 2004, we implemented a new incentive program that provides for annual equity awards that will vest in full four years from grant; however, the vesting of a portion of the awards may be accelerated if performance goals set by the Compensation Committee are met. The performance goal for 2005 is revenue growth compared to the storage industry. Additionally, if the performance metric is exceeded to a stretch level, executive officers may receive additional equity and or cash awards in 2006 based upon 2005 performance. The new incentive program also has minimum stock ownership guidelines for all StorageTek executive officers.
In addition, during 2004, the Compensation Committee granted restricted stock to one executive officer based upon the terms of his contract.

IV.	CEO Compensation
The compensation of our CEO, Patrick J. Martin, consists of the same elements of fixed compensation and at-risk compensation available to other executive officers. In 2004, as part of our cost management program, the Compensation Committee did not approve an annual merit salary increase for the CEO.
Under the Amended and Restated CEO Employment Agreement with Mr. Martin, there are three award levels for his bonus: target (100 percent of base salary), stretch (200 percent of base salary), and ultrastretch (350 percent of base salary). The 2004 performance metrics for the CEO bonus were the same as the performance metrics for the other executive officers, net after tax income and return on assets.

Actual performance for 2004 was between the stretch and ultrastretch levels. The Compensation Committee approved a bonus to Mr. Martin of $3,010,000, which was between the stretch and ultrastretch award levels.
In February 2004, the Compensation Committee granted the CEO 200,000 stock options and 40,000 shares of restricted stock as a result of his participation in LEAP at the same stretch level as the other executive officers.

V.	Agreements
StorageTek has entered into agreements with the CEO and certain other executive officers regarding employment, severance, and change in control. (See “COMPENSATION OF EXECUTIVE OFFICERS; Employment Contracts, Termination of Employment, and Change in Control Arrangements.”) In 2004, after the completion of LEAP, we evaluated and set the equity targets that would be paid to the CEO in the event of an involuntary termination and to the executive officers upon termination (other than for cause) within two years after a change in control. In determining these equity targets, we considered numerous sources of information, including compensation surveys by industry and executive level position, proxy analysis, and advice from an independent consultant that we retained. We believe the targets that we set are competitive to the high tech market and to the executive level position.

VI.	Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code limits the company’s tax deduction to $1,000,000 for compensation paid in any tax year to the Named Executive Officers, unless the “performance-based” requirements of Section 162(m) are met. The Compensation Committee’s policy is to qualify executive compensation for tax deductions while maintaining flexibility to approve non-deductible compensation as it deems appropriate to attract, retain, and motivate executive officers. Consequently, executive compensation will not always qualify for tax deductibility. For example, restricted stock grants generally do not qualify for tax deduction under Section 162(m). Stock options generally do qualify for tax deductibility. The Bonus Plan is generally designed to qualify for tax deductions. The cash bonus payments approved in February 2005 for fiscal 2004 were all granted within the Bonus Plan and met the requirement. All compensation paid during 2004 to the Named Executive Officers, which does not include deferred amounts, was deductible.
THE HUMAN RESOURCES AND
COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS
Robert E. Lee, Chair
Charles E. Foster
William T. Kerr

Performance Graph
The following graph compares the cumulative total stockholder return on StorageTek’s common stock during the five years ended on December 31, 2004, with the cumulative total return on the S&P 500 Index and the S&P 500 Computers and Peripherals Index.
The comparison assumes $100 was invested on December 31, 1999, in StorageTek common stock and in each of the indices and assumes reinvestment of dividends, if any. Note that historic stock price is not necessarily indicative of future stock price performance. The Performance Graph is expressly excluded from incorporation by reference into any filings with the Securities and Exchange Commission.
Data Points

	1999	2000	2001	2002	2003	2004

Storage Technology Corporation	100	49	112	116	140	171
S&P 500 Index	100	91	80	63	80	89
S&P 500 Computers and Peripherals Index	100	74	57	39	51	59
Compensation Committee Interlocks and Insider Participation
During 2004, Messrs. Foster, Kerr, and Lee served as members of the Compensation Committee. None of these individuals is, or has ever been, an employee or an officer of StorageTek or any of its subsidiaries. During 2004, Mr. Lee’s son-in-law was employed by StorageTek. (See “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS; Transactions with Management.”)

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Transactions with Management
Alexander Parker, the son-in-law of one of our directors, Robert E. Lee, is employed by StorageTek as a staff project manager. During 2004, Mr. Parker earned an aggregate compensation of $67,653.
Indebtedness of Management
In May 2001, StorageTek provided two loans to Michael R. McLay, our Vice President, Global Accounts. The loans were provided to Mr. McLay to assist in his relocation to Colorado. One of the loans had a principal amount of $390,000 and the other a principal amount of $160,000. Interest was due annually and accrued on each loan at the rate of 4.63 percent per annum on the outstanding principal amounts. The principal on the loans was due on the earliest of: (a) May 10, 2004; (b) his termination as an employee of StorageTek; and (c) for the $390,000 loan, the sale of his home in Canada. Mr. McLay paid the principal and interest due on the loans on May 10, 2004. During fiscal year 2004, the largest aggregate outstanding principal amount on the loans was $550,000. The aggregate principal amount outstanding at fiscal year end was $0.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and Section 16 officers to file reports with the Securities and Exchange Commission of ownership and changes in ownership in StorageTek securities. Based upon our review of the reporting forms that were filed with the Securities and Exchange Commission and written representations that we received from officers and directors that no Form 5 reports were required to be filed by those persons, we believe that all filing requirements applicable to the directors, officers and greater than 10 percent stockholders were complied with in a timely manner for 2004.
OTHER MATTERS
StorageTek has not received notice from any stockholder to present a proposal from the floor at the Annual Meeting and StorageTek does not know of any other matters that will be presented at the Annual Meeting. If any other business matters properly come before the Annual Meeting for consideration, the proxy holders intend to use their discretionary voting authority in accordance with their judgment.
DEADLINES FOR STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING
If you want to present a proposal at the 2006 Annual Meeting and want to have that proposal considered for inclusion in StorageTek’s Proxy Statement, you must notify StorageTek in writing before November 21, 2005.

If you wish to present a matter at the 2006 Annual Meeting that you do not wish to have included in the Proxy Statement, you must notify StorageTek (by mail or personal delivery of notice) after December 21, 2005, but before January 20, 2006. If you give notice outside this period, you will not be permitted to present the proposal at the 2006 Annual Meeting. You must include in your notice a brief description of the business and reason for conducting such business at the 2006 Annual Meeting; your name and address (or the registered holder’s); the number of shares of StorageTek common stock that you (or the registered holder) own; and any material interest you have in the proposal you are making.
BY ORDER OF THE BOARD OF DIRECTORS
Patrick J. Martin
Chairman, President, and Chief Executive Officer
Louisville, Colorado
March 21, 2005

APPENDIX A
STORAGE TECHNOLOGY CORPORATION
Audit Committee Charter
Revised November 17, 2004
PURPOSE
The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Storage Technology Corporation (the “Corporation”) is:

1.	to assist Board oversight of: the integrity of the Corporation’s financial statements; the Corporation’s compliance with legal and regulatory requirements; the independent auditor’s qualifications and independence; the performance of the Corporation’s internal audit function and independent auditors; and the Corporation’s systems of disclosure controls and procedures and internal control over financial reporting.

2.	to prepare the report that SEC rules require be included in the Corporation’s annual proxy statement.
MEMBERSHIP
The Committee shall be composed of at least three Directors from the Board, each of whom shall be independent, as that term is defined from time-to-time by applicable laws, rules, regulations and standards. In addition, each member shall be financially literate, as that qualification is interpreted by the Board in its business judgment and at least one of the members shall have accounting or related financial management expertise, as such qualification is interpreted by the Board in its business judgment.
Members of the Committee shall be elected annually by the Board at the Annual Meeting of the Board, held in connection with the Corporation’s Annual Meeting of Stockholders. The Board shall designate one member of the Committee as the Chair.
A Committee member may be removed by the Board at any time, with or without prior notice and with or without cause. The Board shall have the authority to create and fill vacancies on the Committee.
Members of the Audit Committee may not receive any compensation from the Corporation for services as a consultant or a legal or financial advisor, regardless of amount.
GOALS AND RESPONSIBILITIES
The goals and responsibilities of the Committee are:

1.	to directly appoint, retain, compensate, evaluate and terminate the Corporation’s independent auditors (who must report directly to the Committee) and approve the audit engagement terms and pre-approve the audit fees.

2.	to pre-approve all non-audit work by the independent auditor either directly or under pre-approval policies and procedures adopted by the Committee that comply with all applicable laws, rules, regulations and standards and to specifically pre-approve all internal control-related work by the independent auditor, including, in each case, the engagements fees for and the terms of such work.

3.	to be directly responsible for the oversight of the independent auditors, including the resolution of disagreements between management and the independent auditor.

4.	to ensure that the independent auditors submit on a periodic basis to the Committee a formal written statement setting forth all relationships between the independent auditors and the Corporation; to discuss with the independent auditors their objectivity and independence in light of any non-audit relationships, including the matters required to be discussed by Statement on

Accounting Standard No. 61; and to take such actions as are necessary to satisfy the Committee of the independent auditors’ independence.

5.	at least annually, to obtain and review a report from the independent auditor describing the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authority, within the preceding five years, respecting one or more independent audits carried out by the firm and any steps taken to deal with any such issues.

6.	to meet and review and discuss with management, the Corporation’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q:

a.	the annual audited financial statements and quarterly financial statements;
b.	the Corporation’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;
c.	any comments from or recommendations by the independent auditors regarding such statements;
d.	any material proposed changes in the Corporation’s accounting principles;
e.	any significant comments received by the Corporation from the SEC regarding accounting matters; and
f.	the accounting treatment of transactions, if any, that senior management deems to be unusual.

7.	to meet and review and discuss with the independent auditor, the Corporation’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q:

a.	the annual audited financial statements and quarterly financial statements;
b.	any comments or recommendations of the independent auditors;
c.	any difficulties encountered by the independent auditors in performing the audit or obtaining the information necessary to perform its audit and management’s response;
d.	any significant disagreements between the independent auditors and management;
e.	the independent auditors’ judgments about the quality, not just the acceptability, of the accounting principles used by the Corporation); and
f.	the Corporation’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

8.	based upon review and discussion with management and the independent auditor, to recommend to the Board that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K.

9.	to review:

a.	major issues regarding accounting principles and financial statement presentations, including any significant changes in the Corporation’s selection or application of accounting principles, and major issues as to the adequacy of the Corporation’s internal controls and any special audit steps adopted in light of material control deficiencies;
b.	analyses prepared by managements and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; and
c.	the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Corporation.

10.	to discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

11.	to review the scope of the internal audit department’s audit plan, its budget and staffing, and the results of audits performed.

12.	to review the adequacy of the Corporation’s systems of disclosure controls and procedures and internal control over financial reporting and to review before release the disclosure regarding such systems required under SEC rules to be contained in the Corporation’s periodic filings and the attestations or reports by the independent auditors relating to such disclosure.

13.	to discuss generally the Corporation’s guidelines and policies to govern the process by which risk assessment and risk management is undertaken.

14.	to meet separately, periodically, with management, with internal auditors and with independent auditors.

15.	to set clear hiring policies for employees or former employees of the independent auditors that comply with all applicable laws, rules, regulations and standards.

16.	to establish procedures for receiving, retaining and treating complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters and procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

17.	to conduct an annual performance evaluation of the Committee.

18.	to review this Charter annually to ensure its adequacy and applicability, and, when appropriate, to recommend to the Board changes to this Charter.
OPERATIONS
The Committee shall meet at least once a quarter, with such additional meetings as the Chair deems appropriate.
The Chair, or his/her designee, shall report orally to the Board on the results of each Committee meeting at the next regularly scheduled Board meeting or as soon as practical thereafter.
The Committee shall have the authority to retain, without seeking Board approval, outside legal, accounting or other advisors and experts, as the Committee deems necessary or appropriate to carry out its duties. The Committee shall receive appropriate funding from the Corporation, as determined by the Committee, for payment of compensation to such advisors and experts.
On or before the date required pursuant to applicable laws, rules, regulations and standards, the Committee’s Charter shall be published on the Corporation’s website.

Storage Technology Corporation

Annual Meeting of Stockholders – April 27, 2005

THIS PROXY IS SOLICITED ON BEHALF OF BOARD OF DIRECTORS

The undersigned stockholder(s) of Storage Technology Corporation, a Delaware corporation, hereby appoint(s) Patrick J. Martin, Robert S. Kocol, Mark Roellig and Thomas G. Arnold, and any of them, with full power of substitution, as the lawful agents and proxies of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Storage Technology Corporation to be held on April 27, 2005, and any adjournment or postponement thereof and, to vote all shares of common stock which the undersigned would be entitled to vote if personally present at the meeting, on all matters set forth in the 2005 Proxy Statement and, in their discretion, upon such other matters that may properly come before the meeting.

(Continued, and to be signed and dated on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

STORAGE TECHNOLOGY CORPORATION

April 27, 2005

PROXY VOTING INSTRUCTIONS

MAIL—Date, sign and mail your proxy card in the envelope provided as soon as possible.

-OR-

TELEPHONE—Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

-OR-

INTERNET—Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

Company Number

Account Number

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:50 PM Eastern Time the day before the cut-off or meeting date.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

The Board of Directors unanimously recommends a vote FOR all nominees listed in Proposal 1 and FOR Proposal 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1. Election of directors.

¡ James R. Adams	¡ Robert E. Lee
¡ Charles E. Foster	¡ Patrick J. Martin
¡ Mercedes Johnson	¡ Judy C. Odom
¡ William T. Kerr

           FOR ALL NOMINEES

           WITHHOLD AUTHORITY FOR ALL NOMINEES

           FOR ALL EXCEPT (See instructions below)

Instruction: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” AND FILL IN THE CIRCLE NEXT TO EACH NOMINEE YOU WISH TO WITHHOLD, AS SHOWN HERE •

2. Ratify the selection of the independent registered public accounting firm.

           FOR            AGAINST            ABSTAIN

The Board of Directors unanimously recommends a vote AGAINST Proposals 3 and 4.

3. Approval of a stockholder proposal regarding cumulative voting.

           FOR            AGAINST            ABSTAIN

4. Approval of a stockholder proposal regarding counting of abstentions.

           FOR            AGAINST            ABSTAIN

In their discretion, the proxies are authorized to vote on any other matters that may properly come before the meeting.

The shares represented by this Proxy will be will be voted in accordance with the instructions given, or, if no contrary direction is indicated, will be voted FOR all of the nominees for director listed in Proposal 1, FOR Proposal 2, and AGAINST Proposals 3 and 4, the stockholder proposals.

Signature of Stockholder	Date

Signature of Stockholder	Date

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.